UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2011

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1001 Fannin Street, Suite 1600, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2011, we amended our senior term loan to increase the security reserved for potential letters of credit from $25 million to $35 million. This increase in the security amount should allow us to release the approximately $32 million of restricted cash that is currently serving as collateral for existing letters of credit with an alternative letter of credit provider.

This first amendment to the senior term loan (the credit agreement dated as of August 16, 2010 between Endeavour International Corporation and our wholly-owned subsidiary, Endeavour Energy UK Limited and the lenders party thereto with Cyan Partners, LP, as administrative agent) and the related U.S. security agreement and subsidiaries guaranty are hereby incorporated into this item.

Unless the context otherwise requires, references to "Endeavour", "we", "us" or "our" mean Endeavour International Corporation and our consolidated subsidiaries.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1 - First Amendment to Credit Agreement, U.S. Security Agreement and Subsidiaries Guaranty, dated as of February 3, 2011, by and among Endeavour International Corporation, Endeavour Energy UK Limited, Cyan Partners, LP, as administrative agent, and the lenders party thereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

February 8, 2011	By:	Robert L. Thompson

Name: Robert L. Thompson
Title: Chief Accounting Officer

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, U.S. Security Agreement and Subsidiaries Guaranty, dated as of February 3, 2011, by and among Endeavour International Corporation, Endeavour Energy UK Limited, Cyan Partners, LP, as administrative agent, and the lenders party thereto.